UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 6, 2010

Bell Microproducts Inc.
(Exact name of registrant as specified in its charter)

California	0-21528	94-3057566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1941 Ringwood Avenue, San Jose, California		95131-1721
(Address of principal executive offices)		(Zip Code)

408-451-9400
Registrant’s telephone number, including area code:

Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

Bell Microproducts Inc. (the “Company”) is filing this Current Report on Form 8-K in connection with the completion of the acquisition of the Company by Avnet, Inc. (“Avnet”), pursuant to the Agreement and Plan of Merger, dated March 28, 2010 (the “Merger Agreement”), by and among the Company, Avnet and AVT Acquisition Corp., a wholly owned subsidiary of Avnet (“Merger Sub”).  The Company and Avnet previously announced entry into the Merger Agreement on March 29, 2010.

The Merger Agreement was adopted and the principal terms of the Merger were approved by the Company’s shareholders at a special shareholders meeting held on June 28, 2010.  At the effective time of the Merger on July 6, 2010 (the “Effective Time”), Merger Sub merged with and into the Company (the “Merger”), and the Company became a wholly owned subsidiary of Avnet.

Item 2.01.                      Completion of Acquisition or Disposition of Assets.

On July 6, 2010, pursuant to the terms of the Merger Agreement, the Company merged with Merger Sub, with the Company as the surviving corporation.  As a result of the Merger, the Company is a wholly owned subsidiary of Avnet and each share of Company common stock issued and outstanding immediately before the Effective Time, other than shares held by Avnet or Merger Sub, was automatically cancelled and converted into the right to receive $7.00 in cash, without interest and less any applicable withholding taxes.

Item 3.01.                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Following the completion of the Merger, the Company notified Nasdaq on July 6, 2010 that the Merger was completed.  Trading of Company common stock on the Nasdaq Global Market has been suspended.  Following completion of the Merger, Nasdaq filed with the Securities and Exchange Commission an application on Form 25 to remove the Company’s common stock from listing on the Nasdaq Global Market and from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Company intends to file a certification on Form 15 requesting that the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 3.03.                      Material Modification to Rights of Security Holders.

As a result of the Merger, on July 6, 2010 each share of Company common stock issued and outstanding immediately before the Effective Time, other than shares held by Avnet or Merger Sub, was automatically cancelled and converted into the right to receive $7.00 in cash, without interest and less any applicable withholding taxes.

At the Effective Time, each outstanding option to acquire shares of Company common stock and each outstanding restricted stock unit, whether or not then exercisable or vested, became exercisable or vested.  At the Effective Time, each outstanding stock option was converted into the right to receive an amount of cash, without interest and less any applicable withholding taxes, equal to the product of (x) the aggregate number of shares of common stock subject to such option, multiplied by (y) the excess, if any, of $7.00 over the per share exercise price for such option.  At the Effective Time, each restricted stock unit was converted into the right to receive an amount of cash, without interest and less any applicable withholding taxes, equal to the product of (x) the aggregate number of shares of common stock subject to such restricted stock unit, multiplied by (y) $7.00.

Item 5.01.                      Changes in Control of Registrant.

At the Effective Time, a change in control of the Company occurred, and the Company is now a wholly owned subsidiary of Avnet, as described in Item 2.01 of this Current Report on Form 8-K.  The aggregate merger consideration to be paid by Avnet for all outstanding shares of Company common stock in connection with the Merger is approximately $252 million.  The merger consideration will be paid by Avnet from its cash on hand.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference in response to this Item 5.01.

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, on July 6, 2010, each member of the Company’s board of directors and each officer of the Company ceased to be a director or officer of the Company, and the directors and officers of Merger Sub immediately prior to the effective time of the Merger became the initial directors and officers of the surviving corporation.

Item 5.03.                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the terms of the Merger Agreement, at the Effective Time, the articles of incorporation of the Company were amended and restated in their entirety, and the bylaws of Merger Sub in effect immediately prior to the Effective Time became the bylaws of the Company.

The Company’s articles of incorporation and bylaws, as of the Effective Time, are filed as Exhibits 3.1 and 3.2 hereto, respectively, and are incorporated by reference in response to this Item 5.03.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                      Description

3.1                      Amended and Restated Articles of Incorporation of Bell Microproducts Inc.

3.2                      Amended and Restated Bylaws of Bell Microproducts Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELL MICROPRODUCTS INC.
Date: July 6, 2010	By:	/s/ Raymond Sadowski
		Name:	Raymond Sadowski
		Title:	President

Exhibit Index

Exhibit No.                      Description

3.1                      Amended and Restated Articles of Incorporation of Bell Microproducts Inc.

3.2                      Amended and Restated Bylaws of Bell Microproducts Inc.